Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (this “Amendment”), is dated as of July 21, 2014 (the “Effective Date”) by and among WAGEWORKS, INC., a Delaware corporation (the “Borrower”), MHM RESOURCES, LLC, a Delaware limited liability company (“MHM”), Benefit Concepts Inc. of Rhode Island, a Rhode Island corporation (together with MHM, each a “Guarantor” and collectively, the “Guarantors”), the several financial institutions from time to time party to the Credit Agreement (as defined below) as lenders (the “Lenders”), and MUFG UNION BANK, N.A. (formerly Union Bank, N.A.), as a Lender and as administrative agent for the Lenders (in such capacity, the “Agent”) and as L/C Issuer.

BACKGROUND

A.Borrower, Guarantors, Lenders and Agent are parties to the Credit Agreement, dated as of December 31, 2012, as amended, modified, supplemented, extended or restated from time to time, (collectively, the “Credit Agreement”), pursuant to which the Lenders have agreed, subject to and on the terms and conditions set forth therein, to make certain loans and other credit accommodations to or for the benefit of Borrower.

B.Borrower has requested that Agent and Lenders agree to amend the Credit Agreement as set forth herein.

C.MUFG Union Bank, N.A., as Agent and Lender, is willing to amend the Credit Agreement on and subject to the terms set forth herein, and the parties desire to amend the Credit Agreement to effect such amendments in accordance with the terms, and subject to the conditions, set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals: Definitions.  Each of the above recitals is incorporated herein as true and correct and is relied upon by Agent and each Lender in agreeing to the terms of this Amendment.  Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

2. Representations and Warranties. Each Loan Party represents and warrants to, and covenants and agrees for the benefit of, Agent and each Lender that:

a. All of the representations and warranties of each Loan Party set forth in the Credit Agreement and each other Loan Document to which such Loan Party is a party were true, correct and complete as of the date originally made, and are true, correct and complete in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true, correct and complete in all material respects as of such earlier date); provided that the foregoing materiality qualifications shall not apply to any representations or warranties that are qualified by materiality in the text thereof, which representations and warranties shall be true in all respects;

b. Each Loan Party has the power and authority to execute this Amendment, and the execution, delivery, and performance by such Loan Party of this Amendment and the other documents, instruments and agreements to which such Loan Party is a party delivered or to be delivered in connection herewith (i) are within the corporate or limited liability company powers of such Loan Party and have been duly authorized by all necessary corporate or limited liability company action on the part of such Loan Party, (ii) do not require any approval or consent of any Governmental Authority or any other third party consent, except those which have been duly obtained and are in full force and effect and those the failure of which to obtain could not be reasonably expected to have a Material Adverse Effect, (iii) do not and will not conflict with or violate any applicable Law or such Loan Party’s Organization Documents, (iv) do not result in any breach of or constitute a default under any Contractual Obligation to which such Loan Party is a party, and (v) do not result in or require the creation or imposition of any Lien upon any of the assets or properties of any Loan Party or any of their respective Subsidiaries;

c. This Amendment and the other certificates, instruments, documents and agreements delivered or to be delivered by each Loan Party in connection herewith have been duly executed and delivered by such Loan Party and constitute the legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except to the extent that (i) enforcement may be limited by Debtor Relief Law, (ii) enforcement may be subject to general principles of equity, and (iii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought;

d. No event has occurred or failed to occur, and after and as a result of giving effect to this Amendment will occur, that is, or, with notice or lapse of time or both would constitute, a Default, an Event of Default, or a breach or failure of any condition under any Loan Document;

e. As of the date hereof, (i) Borrower has no Material Subsidiaries, or Subsidiaries that are required to be designated as Material Subsidiaries under the Loan Documents, other than Guarantors party hereto; and (ii) PBS is not a 5% Subsidiary; and

f. After and as a result of giving effect to this Amendment, no Loan Party has any offset, defense, claim, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to Agent or any Lender or with respect to its liabilities, obligations and indebtedness arising under or in connection with the Credit Agreement or any of the other Loan Documents.

3. Amendments to Credit Agreement.
a. Section 1.01 of the Credit Agreement is hereby amended by adding or amending and restating the following defined terms to read as follows:

“Aggregate Commitments” means the Commitments of all Lenders.  As of the First Amendment Closing Date, the Aggregate Commitments shall be One Hundred Twenty-Five Million Dollars ($125,000,000).

“Applicable Rate” means, from time to time: (a) from the First Amendment Closing Date to the date on which Administrative Agent receives the financial statements and a Compliance Certificate pursuant to Sections 7.01 and 7.02 for the fiscal quarter ending June 30, 2014, the applicable percentages per annum specified for Pricing Level 3 in the pricing grid below, and (b) as of any date of determination thereafter, the applicable percentages per annum set forth in the pricing grid below determined by reference to the Consolidated Leverage Ratio, as set forth in the most recent financial statements and Compliance Certificate received by Administrative Agent pursuant to Sections 7.01 and 7.02:

Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Base Rate Loans:	Applicable Rate for Eurodollar Rate Loans:	Applicable Rate for L/C Fees:
1	Less than or equal to 0.50:1.00	0.00%	1.75%	1.00%
2	Greater than 0.50 to 1.00 and less than or equal to 1.00 to 1.00	0.00%	2.00%	1.00%
3	Greater than 1.00 to 1.00	0.25%	2.25%	1.00%

Adjustments in the Applicable Rate shall be implemented quarterly beginning with the fiscal quarter ending as of June 30, 2014, on a prospective basis, as of the first (1st) day of the first calendar month following the delivery to Administrative Agent of the financial statements and accompanying Compliance Certificate delivered pursuant to Sections 7.01 and 7.02 evidencing the need for an adjustment; provided, that if the annual audited financial statements for any fiscal year and accompanying Compliance Certificate delivered to Administrative Agent result in a change in the Applicable Rate from the quarterly financial statements previously delivered by Borrower to Administrative Agent, then Administrative Agent shall make such change effective upon the first (1st) day of the calendar month following the delivery to Administrative Agent of such annual audited financial statements.  Failure to timely deliver the quarterly or annual financial statements and accompanying Compliance Certificates shall, in addition to any other remedy provided for in this Agreement or the other Loan Documents, result in an increase in the Applicable Rate to the highest level set forth in the foregoing grid, from the date on which such Compliance Certificate was required to be delivered, until the first (1st) day of the calendar month following the delivery of those financial statements and accompanying Compliance Certificate demonstrating that such an increase is not required.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Rate is to be implemented, that reduction shall be deferred until the first (1st) day of the calendar month following the date on which such Event of Default is waived or cured.

“Consolidated Leverage Ratio” means, for any date of determination, for Borrower and its consolidated Subsidiaries, a ratio of (i) Indebtedness (including without limitation all obligations in respect of letters of credit, all Earn-Out Obligations and all other deferred Acquisition-related obligations and liabilities that constitute consideration for any Acquisition) as of such date, to (ii) EBITDA for the period of twelve consecutive months (or four fiscal quarters) ending on such date.  This ratio will be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements (but no less frequently that quarterly), using the results of the twelve month (or four fiscal quarter) period ending with that reporting period.

“First Amendment Closing Date” means July 21, 2014.

“Maturity Date” means July 21, 2017; provided,  however, that if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

b. Section 1.01 of the Credit Agreement is hereby amended by amending and restating the first paragraph of paragraph (c) the definition of “Permitted Acquisition” to read as follows:

“(c)       for any Acquisition where the Aggregate Consideration paid or payable by Borrower and its Subsidiaries in connection with such Acquisition exceeds Fifty Million Dollars ($50,000,000) Borrower shall have delivered to Administrative Agent, at least five (5) days prior to the consummation of such Acquisition:”

c. Section 2.06(b)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i)       If no Default or Event of Default shall have occurred and be continuing, upon written notice to Administrative Agent (each such notice, a “Commitment Increase Notice”), Borrower may from time to time prior to the Maturity Date, request an increase of the Aggregate Commitments (but not the L/C Sublimit) by an amount (for all such requests) not exceeding Twenty Five Million Dollars ($25,000,000); provided that, (i) any such request for an increase shall be in a minimum amount of Twenty Five Million Dollars ($25,000,000); and (ii) Borrower may make a maximum of one (1) such request.  Any such Commitment Increase Notice delivered with respect to any proposed increase in the Commitment may offer one or more Lenders an opportunity to subscribe for its Applicable Percentage (with respect to the existing Commitment (prior to such increase)) of the increased Aggregate Commitments.  Administrative Agent shall promptly, and in any event within five (5) Business Days after receipt of a Commitment Increase Notice, notify each Lender of such request.  Each Lender desiring to increase its Commitment shall notify Administrative Agent in writing no later than ten (10) Business Days after receipt of notice from Administrative Agent.  Any Lender that does not notify Administrative Agent within the time period specified above that it will, in its sole discretion, increase its Commitment will be deemed to have rejected such offer.  Any agreement by a Lender to increase its Commitment shall be irrevocable.

d. Section 2.08 of the Credit Agreement is hereby amended by adding a new paragraph (d) to read as follows:

(d)       If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate or any restatement of or other adjustment to the financial statements of Borrower), it is determined that a higher Applicable Rate should have applied to a period than was actually applied, then the proper Applicable Rate shall be applied retroactively and Borrower shall immediately pay to Administrative Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid, provided that notwithstanding the foregoing, such amounts shall be due and payable within five (5) Business Days following the written demand of the Administrative Agent and no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five (5) Business Day period.  All such amounts payable by Borrower shall be due and payable on demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under a Debtor Relief Law, automatically and without further action by Administrative Agent or any Lender).  This paragraph shall not limit the rights of Administrative Agent or any Lender under any other provision of this Agreement or the other Loan Documents.

e. Section 2.15 of the Credit Agreement is hereby amended by amending and restating the last sentence of that section to read as follows:

“In addition, Borrower shall provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount not less than: (a) five (5) Business Days prior to the Maturity Date, and (b) five (5) Business Days prior to any cancellation or termination of the Commitments or this Agreement, and the provision of such Cash Collateral shall be a condition precedent to any such cancellation or termination.”

f. Section 7.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)       as soon as available, but in any event within forty five (45) days after the end of each of the fiscal quarters of each fiscal year of Borrower, a consolidated  balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes.

g. Section 7.13(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)       Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio for the four quarter period then ended, that is at all times less than or equal to 3.00 to 1.00.

h. Section 7.13(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)       Minimum Consolidated Net Worth.  Maintain at all times a minimum Consolidated Net Worth of not less than the sum of (i) $200,000,000, plus (ii) seventy-five percent (75%) of Consolidated Net Income (Loss) for each fiscal quarter ending on or after the First Amendment Closing Date (provided that the amount of this clause (ii) shall not in any event be less than $0.00), plus (iii) one hundred percent (100%) of the Net Cash Proceeds from any Equity Issuance (excluding any Net Cash Proceeds from the exercise of any employee stock options or the exercise of any warrants) after the First Amendment Closing Date.

i. Effective as of July 1, 2014, Union Bank, N.A. changed its name to MUFG Union Bank, N.A., and as such, all references to “Union Bank, N.A.” in the Credit Agreement or any other Loan Document shall hereafter mean and refer to “MUFG Union Bank, N.A.”

j. Schedule 2.01 to the Credit Agreement is hereby amended, restated and replaced with Schedule 2.01 attached hereto.
k. Exhibit C to the Credit Agreement is hereby amended, restated and replaced with Exhibit C attached hereto.

4. Conditions Precedent.  Each Loan Party understands that this Amendment shall not be effective and shall have no force or effect until each of the following conditions precedent has been satisfied, or waived in writing by Agent (in Agent's sole discretion):

a.	Each Loan Party shall have duly executed and delivered to Agent and each Lender this Amendment;
b.	Borrower shall have executed and delivered to MUFG Union Bank, N.A. an amended and restated Note evidencing the amount of its Commitment reflected on Schedule 2.01;
c.	Borrower shall have delivered to Agent:
i.

copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct;

ii.

such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

iii.

such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

iv.	a favorable opinion of counsel to the Loan Parties addressed to Agent and each Lender, in form and substance reasonably satisfactory to Agent;
d.

Borrower shall have paid to Agent, for the account of MUFG Union Bank, N.A., as Lender, an upfront fee in an amount equal Three Hundred Thirty Six Thousand Dollars ($336,000).  Such upfront fee is for the credit facilities committed by Lender under the Agreement and is fully earned on the date of this Amendment.  The upfront fee paid to Lender is solely for its own account and is nonrefundable for any reason whatsoever.

e.

The representations and warranties of each Loan Party under the Credit Agreement, the other Loan Documents and this Amendment, as applicable, shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true, correct and complete in all material respects as of such earlier date); provided that the foregoing materiality qualifications shall not apply to any representations or warranties that are qualified by materiality in the text thereof, which representations and warranties shall be true in all respects;

f.

Agent shall have received in immediately available funds, all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred by Agent in connection with this Amendment and the transactions contemplated hereby and invoiced to Borrower prior to the date on which this Amendment is otherwise to become effective; provided that the failure to invoice any such amounts to Borrower prior to such date shall not preclude Agent from seeking reimbursement of such amounts, or excuse any Loan Party from paying or reimbursing such amounts, following the effective date of this Amendment; and

g.	Agent shall have received such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate in connection with this Amendment.

5. Ratification and Confirmation of Loan Documents.  Except as expressly set forth in Section 3 hereof, the execution, delivery, and performance of this Amendment shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or any other Loan Document, and shall not operate as a waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document.  The Credit Agreement, all promissory notes, guaranties, security agreements, and all other instruments, documents and agreements entered into in connection with the Credit Agreement and each other Loan Document shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified, reaffirmed and confirmed by Borrower and each other Loan Party in all respects.

6. No Waivers.  This Amendment: (a) in no way shall be deemed to be a consent or an agreement on the part of Agent or any Lender to waive any covenant, liability or obligation of Borrower, any Guarantor or any third party or to waive any right, power, or remedy of Agent or any Lender; (b) in no way shall be deemed to imply a willingness on the part of Agent or any Lender to grant any similar or other future waivers or to agree to any future consents, amendments or modifications to any of the terms and conditions of the Credit Agreement or the other Loan Documents; (c) shall not in any way, prejudice, limit, impair or otherwise affect any rights or remedies of Agent or any Lender under the Credit Agreement or any of the other Loan Documents, including, without limitation, Agent’s or any Lender’s right to demand strict performance of each Loan Party’s liabilities and obligations to Agent and the Lenders and the Obligations under the Loan Documents at all times; (d) in no way shall obligate Agent or any Lender to make any future amendments, waivers, consents or modifications to the Credit Agreement or any other Loan Document; and (e) is not a continuing waiver with respect to any failure to perform any Obligation.  Each Loan Party acknowledges and agrees that: (i) except as expressly set forth herein, the Credit Agreement has not been amended or modified in any way by this Amendment, except as expressly provided herein, (ii) neither Agent nor any Lender waives any failure by Borrower or any other Loan Party to perform its Obligations under the Credit Agreement or any of the other Loan Documents, and (iii) Agent and each Lender is relying upon Borrower’s and each other Loan Party’s representations, warranties and agreements, as set forth herein and in the Loan Documents in entering into this Amendment.  Nothing in this Amendment shall constitute a satisfaction of Borrower’s or any other Loan Party’s Obligations.  This Amendment shall be deemed to be one of the Loan Documents.

7. Release.  Borrower and each Guarantor hereby, for itself, its successors, heirs, executors, administrators and assigns (each a “Releasing Party” and collectively, the “Releasing Parties”), releases, acquits and forever discharges Agent and each Lender, and their respective directors, officers, employees, agents, attorneys, affiliates, successors, administrators and assigns ("Released Parties") of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever which any Releasing Party might have because of anything done, omitted to be done, or allowed to be done by any of the Released Parties and in any way arising out of or connected with the Credit Agreement or the other Loan Documents as of the date of execution of this Amendment, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, including, without limitation, any specific claim raised by any Releasing Party, (the "Released Matters").  Releasing Parties each further agrees never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding based in whole or in part upon the Released Matters.  In furtherance of this general release, Releasing Parties each acknowledges and waives the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Releasing Parties each agree that this waiver and release is an essential and material term of this Amendment and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages in connection with the Released Matters.  Releasing Parties each represent and warrant that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters.  Releasing Parties each also understands that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Releasing Parties each has consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.  Notwithstanding anything in this Amendment, Borrower does not waive any of Agent’s or any Lender’s obligations under the terms of the Agreement as amended by this Amendment.

8. Miscellaneous.  Each Loan Party acknowledges and agrees that the representations and warranties set forth herein are material inducements to Agent and the Lenders to deliver this Amendment.  This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective permitted successors and assigns.  This Amendment and the Credit Agreement shall be read together as one document.  No course of dealing on the part of Agent, the Lenders or any of their respective officers, nor any failure or delay in the exercise of any right by Agent or the Lenders, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  The failure at any time to require strict performance by Borrower or any other Loan Party of any provision of the Loan Documents shall not affect any right of Agent or the Lenders thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Agent and/or the Lenders, as applicable.  No other Person shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third party beneficiary hereunder other than Secured Parties.  This Amendment shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.  If any provision of this Amendment or any of the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed herefrom or therefrom, as applicable, and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been a part hereof or thereof, as applicable.  This Amendment shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Amendment or any part hereof to be drafted.  The headings used in this Amendment are for convenience only and shall be disregarded in interpreting the substantive provisions of this Amendment.  This Amendment may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower, Guarantors, Agent and the Lenders have caused this Amendment to be executed as of the date first written above.

BORROWER:	WAGEWORKS, INC.

	By:	/s/ Richard T. Green
	Name:	Richard T. Green
	Its:	Chief Financial Officer

GUARANTORS:	MHM RESOURCES, LLC

	By:	/s/ Richard T. Green
	Name:	Richard T. Green
	Its:	Manager and Treasurer

Benefit Concepts Inc. of Rhode Island

	By:	/s/ Richard T. Green
	Name:	Richard T. Green
	Its:	President and Treasurer

[Signature Page to First Amendment Credit Agreement]

IN WITNESS WHEREOF, Borrower, Guarantors, Agent and the Lenders have caused this Amendment to be executed as of the date first written above.

AGENT:	MUFG UNION BANK, N.A., as Agent

By: /s/ James B. Goudy
James B. Goudy
Title: Director

LENDER:	MUFG UNION BANK, N.A., as Lender

By: /s/ James B. Goudy
James B. Goudy
Title: Director

[Signature Page to First Amendment to Credit Agreement]

SCHEDULE 2.01

COMMITMENTS AND
APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

MUFG UNION BANK, N.A.	$ 125,000,000	100.000000000%

Total	$ 125,000,000	100.000000000%

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ___________, ____

To:MUFG UNION BANK, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 31, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among WAGEWORKS, INC., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and MUFG Union Bank, N.A., (formerly Union Bank, N.A.), as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ______________________________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year‑end financial statements]

1.        Borrower has delivered the year end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter‑end financial statements]

1.        Borrower has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year end audit adjustments and the absence of footnotes.

2.        The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3.        A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed in all material respects each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed in all material respects and the following is a list of each such Default and its nature and status:]

4.        The representations and warranties of Borrower contained in Article VI of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except that (i) if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation and warranty is true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (iii) for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.        Set forth on Annex I attached hereto is a description of all Permitted Acquisitions undertaken during the period covered by this Certificate.

6.        The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

[Use the following paragraph 6 in connection with the delivery of fiscal quarter-end financial statements for the second fiscal quarter of any fiscal year.]

[6.        Attached hereto as Schedule 2 is (i) a list of (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since [the Closing Date]* [the date of the prior Compliance Certificate]**, (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since [the Closing Date]* [the date of the prior Compliance Certificate]**, (C) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since [the Closing Date]* [the date of the prior Compliance Certificate]**, and (ii) the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by the financial statements referenced in Paragraph 1 above.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________, ________.

WAGEWORKS, INC.

By:
Name:
Title:

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.Section 7.13(a) –Liquidity Ratio
A.Liquidity
1.unrestricted cash and Cash Equivalents	$
2. plus marketable securities	$
3.Total Liquidity (Line I.A.1. plus I.A.2):	$
B.Certain Liabilities
1.customer deposits (consolidated basis):	$
2.plus current portion of contingent, Acquisition-related obligations and liabilities (including Earn Out Obligations)	$
3.Total Certain Liabilities (Line I.B.1. plus I.B.2):	$
C.Ratio (Line I.A.3 ÷ Line I.B.3):	to 1.00
Minimum permitted:	1.00 to 1.00

II.Section 7.13(b) – Consolidated Leverage Ratio
A.Indebtedness
1.Total Indebtedness	$
B.EBITDA (past 12 months)
1.Consolidated Net Income (Loss):	$
2.plus Consolidated Interest Expense:	$
3.plus income taxes:	$
4.plus depreciation and amortization:	$

5.plus non-cash expenses:	$
6.Total EBITDA (sum of II.A1 through II.A.5):	$
C.Ratio (Line II.A.1 ÷ Line II.B.6):	to 1.00
Maximum permitted:	3.00 to 1.00
III.Section 7.13(c) – Debt Service Coverage Ratio
A.EBITDA (past 12 months)
1.Consolidated Net Income (Loss):	$
2.plus Consolidated Interest Expense:	$
3.plus income taxes:	$
4.plus depreciation and amortization:	$
5.plus non-cash expenses:	$
6.plus/minus EBITDA from Permitted Acquisitions (if any):	$
7.Total EBITDA (sum of III.A1 through III.A.5 minus III.A.6 plus/minus III.A.7.):	$
8. plus, operating lease payments	$
9. minus, Distributions	$
10. minus, payments made re Acquisition-related liabilities and Earn Out Obligations	$
11. Adjusted EBITDA (III.A.7 plus III.A.8 minus III.A.9 minus III.A.10)	$
B.Debt Service
1.25% of outstanding Loans (please explain on attachment):	$
2.plus, Consolidated Interest Expense (past 12 months):	$

3.plus, projected operating lease payments for next 12 months:	$
4.plus, Consolidated Scheduled Funded Debt Payments for next 12 months:	$
5. Total Debt Service (sum of III.B.1 through III.B.4)	$

C.Ratio (Line III.A.12 ÷ Line III.B.5):	to 1.00
Minimum permitted:	1.25 to 1.00 1.50 to 1.00 (after 9/30/14)

IV.Section 7.13(d) – Consolidated Net Worth
A.Consolidated Net Worth	$
B. Minimum Required:
1.$200,000:	$200,000
2.plus, 75% of Consolidated Net Income (Loss) (but not less than $0):	$
3.plus,100% of Net Cash Proceeds from Equity Issuances after First Amendment Closing Date:	$
Minimum Required (sum of IV.B.1 + IV.B.2 + IV.B.3)	$

For the Quarter/Year ended ___________________(“Statement Date”)

ANNEX I
To Compliance Certificate

Permitted Acquisitions

[Please describe, if any]